Exhibit 1

Transactions in the Shares During the Past 60 Days

Class of Security	Securities (Sold)	Price ($)	Date of Purchase

STEEL CONNECT SUB LLC

Class A Common Stock	(25,000)	12.8543	01/07/2026
Class A Common Stock	(73,472)	12.8120	01/08/2026
Class A Common Stock	(16)	12.8000	01/09/2026
Class A Common Stock	(37,329)	12.2000	01/21/2026
Class A Common Stock	(150,000)	12.3873	01/22/2026
Class A Common Stock	(72,793)	12.2667	01/23/2026
Class A Common Stock	(128,831)	12.1670	01/26/2026
Class A Common Stock	(93,347)	12.2810	01/27/2026
Class A Common Stock	(53,680)	12.2548	01/28/2026